News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS THIRD FISCAL QUARTER

EARNINGS OF $0.67 PER DILUTED SHARE

Houston, Texas. July 25, 2006. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income for the quarter ended June 30, 2006 of $212.9 million, or $0.67 per diluted share. Third quarter diluted earnings per share improved 91% compared to the $0.35 per diluted share for the third quarter of fiscal 2005 and up 8% compared to the $0.62 per diluted share for the previous quarter.

Consolidated revenue in the third quarter of fiscal 2006 was $1,116.9 million, up 37% compared to $817.3 million in prior year's June quarter and up 4% compared to $1,078.8 million reported in the previous quarter.

Consolidated operating income for the quarter was $306.9 million, an 87% increase compared to $164.0 million for the same quarter last year and a 4% increase compared to $295.3 million reported in the previous quarter.

During the quarter, the Company's capital expenditures were $131.7 million. Other uses of cash during the quarter included dividend payments of $16.2 million and the purchase of 18,228,900 shares of the Company's common stock for $656.5 million. On May 25, 2006, the Company's Board of Directors authorized an expansion of its share repurchase program, increasing the repurchase authority by $1.0 billion. Fiscal year to date, the Company has repurchased 21,551,282 shares for $768.6 million and has remaining authorization to purchase up to an additional $835 million in stock. Since the Company began its share repurchase program in 1997, the Company has repurchased 73.9 million shares for $1.4 billion, representing 20% of the Company's shares outstanding.

On June 8, 2006, the Company completed a public offering of $500 million aggregate principal amount of Senior Notes, consisting of $250 million in floating rate Senior Notes due 2008 and $250 million in 5.75% Senior Notes due 2011. The net proceeds from the offering of approximately $497.1 million, after deducting underwriting discounts and commissions and expenses, will be used to repurchase outstanding shares of common stock, repay indebtedness, fund capital expenditures and for other corporate purposes. The Company also borrowed $100 million under its Revolving Credit Facility during the quarter for general corporate purposes.

Cash and cash equivalents increased $56.1 million from the previous quarter to $382.9 million.

Commenting on the results, Chairman and CEO Bill Stewart said, "During the quarter, the Company utilized its free cash flow and leverage capacity to further repurchase treasury shares and to enhance long term shareholder value while maintaining considerable financial flexibility to pursue growth opportunities.

"Activity increases and improved pricing in the U.S. market coupled with increases in activity in our international pressure pumping business outside of North America offset the seasonal decline in Canadian results. We expect activity to remain strong into the foreseeable future. Based on our current estimates, we expect earnings per share for the 2006 fourth fiscal quarter to be $0.73 - $0.75.

"Our outlook for fiscal year 2007 is quite positive with consolidated revenue growth expectations in the range of 20%. Revenue generated from our North America Pressure Pumping operations is expected to grow in the range of 20%. We expect revenue growth for our International Pressure Pumping operations outside North America in the range of 20% and for our Oilfield Services Group in the range of 18% for the fiscal year."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)

	Three Months Ended
	June 30		March 31
	2006	2005	2006
Revenue	$1,116,906	$ 817,261	$1,078,818
Operating Expenses:
Cost of sales and services	734,717	587,826	712,358
Research and engineering	16,665	13,370	15,574
Marketing	25,571	23,497	24,953
General and administrative	32,310	28,365	28,756
Loss on long-lived assets	764	184	1,848
Total operating expenses	810,027	653,242	783,489
Operating income	306,879	164,019	295,329
Interest expense (1)	(2,506)	(2,219)	(155)
Interest income	3,456	2,272	3,501
Other income/(expense), net	194	(1,764)	(748)
Income before income taxes	308,023	162,308	297,927
Income taxes	95,143	48,115	94,443
Net income	$ 212,880	$ 114,193	$ 203,484

Earnings Per Share:
Basic	$0.67	$0.35	$0.63
Diluted	$0.67	$0.35	$0.62

Weighted Average Shares Outstanding:
Basic	315,705	323,104	323,027
Diluted	319,502	328,458	326,859

Supplemental Data:
Depreciation and amortization	$ 42,390	$ 34,301	$ 39,917
Capital expenditures	131,685	92,995	109,631
Debt	603,325	80,727	496
	Nine Months Ended
	June 30
	2006	2005
Revenue	$3,151,885	$ 2,350,906
Operating Expenses:
Cost of sales and services	2,096,339	1,711,505
Research and engineering	47,392	38,915
Marketing	75,118	67,342
General and administrative	98,657	77,066
Loss on long-lived assets	2,620	1,514
Total operating expenses	2,320,126	1,896,342
Operating income	831,759	454,564
Interest expense(1)	(2,796)	(9,977)
Interest income	10,347	8,844
Other income/(expense), net(2)	398	7,555
Income before income taxes	839,708	460,986
Income taxes	263,687	142,206
Net income	$ 576,021	$ 318,780

Earnings Per Share:
Basic	$1.80	$.98
Diluted	$1.77	$.97

Weighted Average Shares Outstanding:
Basic	320,881	324,179
Diluted	324,765	329,460

Supplemental Data:
Depreciation and amortization	$ 120,492	$ 99,531
Capital expenditures	323,176	225,602

  In April 2005 and February 2006, the Company redeemed debt of $422.4 million and $79.0, respectively. In June 2006, the Company completed a public offering of $500 million aggregate principal amount of Senior Notes and borrowed $100 million under its Revolving Credit Facility.

(2) Includes Other income of $2.8 million and $9.0 million related to our ongoing investigations in the Asia-Pacific region in the first fiscal quarters ended December 2005 and December 2004, respectively.

Segment Highlights

Following are the results of operations by segment for the three months ended June 30, 2006, June 30, 2005 and March 31, 2006 and for the nine months ended June 30, 2006 and June 30, 2005:

	Three Months Ended			Nine Months Ended
	June 30		March 31	June 30
	2006	2005	2006	2006	2005

U.S./Mexico Pressure Pumping Revenue	$644,070	$447,370	$566,896	$1,708,260	$1,212,196
Operating Income	260,618	143,706	215,369	651,466	368,238
Operating Income Margins	40%	32%	38%	38%	30%
International Pressure Pumping Revenue	$300,674	$233,288	$355,623	$ 972,291	$ 764,111
Operating Income	35,950	16,807	67,077	160,417	93,395
Operating Income Margins	12%	7%	19%	16%	12%
Oilfield Services Group Revenue	$172,162	$136,543	$156,299	$ 471,334	$ 374,175
Operating Income	39,389	21,478	31,922	96,464	42,404
Operating Income Margins	23%	16%	20%	20%	11%
Corporate Revenue	$ 0	$ 60	$ 0	$ 0	$ 424
Operating Loss(1)	(29,078)	(17,972)	(19,039)	(76,588)	(49,473)

  Includes stock based compensation expense of $5.9 million in the quarter ended June 30, 2006, $3.9 million for the quarter ended March 31, 2006, and $17.3 million for the nine months ended June 30, 2006.

June Quarter Review

U.S./Mexico Pressure Pumping Services third quarter 2006 revenue of $644.1 million increased 14% compared to the March 2006 quarter (sequential) and 44% from the June 2005 quarter (year over year). The U.S. rig count averaged 1,632, up 7% from the previous quarter and up 22% from the prior year's quarter. Operating income margins for U.S./Mexico improved to 40% from 38% reported in the previous quarter and 32% reported in the same quarter last year. These results reflect higher activity and price improvement during the quarter.

International Pressure Pumping Services third quarter 2006 revenue of $300.7 million decreased 15% sequentially and increased 29% year over year:

Region	Sequential	Year Over Year
Europe/Africa	3%	14%
Middle East	18%	26%
Asia Pacific	5%	38%
Russia	38%	6%
Latin America	23%	32%
Canada	-56%	45%

The 15% sequential revenue decline is the direct result of a 58% rig activity reduction in Canada caused by Spring break up. Excluding Canada, international revenue increased 15% from the previous quarter on a 2% increase in average active drilling rigs. Latin America led the increase in international revenue excluding Canada largely due to revenue improvement in all countries within the region. Resumed activity in Russia, after weather conditions hindered operations in the previous quarter, also contributed to the overall increase in international revenue excluding Canada. The Middle East region also realized strong revenue growth.

Year over year revenue, excluding Canada, increased 25%. Revenue increases from Latin America have continued as activity in the primary markets within the region remains strong. Activity in New Zealand was the primary contributor to the revenue increase in the Asia Pacific region. The Middle East also benefited from increase in activity in Kazakhstan and Saudi Arabia. Despite Spring break up, our Canadian operations benefited from a 15% increase in drilling activity year over year.

Operating income margins for international pressure pumping were 12% compared to 19% reported in the previous quarter and 7% reported in last year's June quarter. The operating income margin decline from the previous quarter is a direct result of lower margins in Canada due to Spring break up. Excluding Canada, operating income margins were 15%, increasing from 12% reported in both the previous quarter and in last year's quarter.

Oilfield Services Group third quarter 2006 revenue of $172.2 million increased 10% sequentially and increased 26% year over year.

Division	Sequential	Year Over Year
Tubular Services	11%	20%
Process & Pipeline Services	42%	31%
Chemical Services	4%	48%
Completion Tools	-7%	-6%
Completion Fluids	-13%	35%

Overall activity increases for Process and Pipeline Services led the Oilfield Services Group increase in revenue sequentially and year over year, while increased activity in the U.S. contributed to the increase in revenue for Chemical Services for the same period.

The Oilfield Services Group operating income margins for the quarter were 23%, up from 20% in the previous quarter and up from 16% reported in last year's June quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in the Company's consolidated revenue by geographic area for the June 2006 quarter compared to the March 2006 quarter and the June 2005 quarter. The information presented is based on the Company's combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	13%	46%
Canada	-48%	47%
	0%	46%
Latin America (includes Mexico)	19%	21%
Europe/Africa	3%	3%
Russia	38%	6%
Middle East	16%	24%
Asia Pacific	11%	39%
	13%	18%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please call 913/981-5543, 10 minutes prior to the conference call start time and give the conference code number 4809772. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 4809772. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)